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Ethan Allen Interiors Inc.

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Ethan Allen Declares Special Cash Dividend; Reaffirms Strong Financial Position and Commitment to Sustainable Shareholder Value

DANBURY, CT – August 19, 2026 (GLOBE NEWSWIRE) -- Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD), a leading interior design company, manufacturer and retailer in the home furnishings marketplace, today announced that its Board of Directors (the “Board”) declared a $3.00 per share special cash dividend to shareholders of record as of September 3, 2026, payable September 17, 2026, and reaffirmed the Company’s debt-free financial position, disciplined capital allocation strategy and focus on creating sustainable value for all shareholders.

The Board and management team are taking decisive action to return capital to shareholders while continuing to invest in the vertically integrated and differentiated design, manufacturing and retail platform that has sustained Ethan Allen through multiple economic and housing cycles. This special dividend reflects the Company’s confidence in its cash generation, debt-free balance sheet and long-term strategy, and reinforces the Board’s focus on delivering value to all shareholders.

The Board believes that the Company’s long-term profitability track record, current financial strength and disciplined plan for growth provide the right path forward. The Board remains committed to acting in the best interests of all shareholders and will continue to engage constructively with the Company’s shareholders.

SPECIAL CASH DIVIDEND

The special cash dividend of $3.00 per share, or approximately $76 million in the aggregate, returns meaningful capital to shareholders while preserving Ethan Allen’s capacity to invest in the initiatives that support long-term growth, including new design centers, technology, marketing, manufacturing and talent.

The special dividend further demonstrates the reliability of Ethan Allen’s capital return program as part of its long-term investment strategy. Ethan Allen has maintained a consistent annual dividend program while supplementing shareholder returns with special cash dividends. Over the past decade, the Company has returned over $402 million to shareholders through cash dividends, including more than $46 million in fiscal 2026 and $50 million in fiscal 2025. This disciplined approach to capital allocation reflects the Company's strong balance sheet, resilient cash generation, and long-standing commitment to delivering value to shareholders. Ethan Allen’s total shareholder return has outperformed the Dow Jones U.S. Furnishings Index by 38% over the past five years.

“Our Board’s decision to declare this special dividend reflects Ethan Allen’s strong cash generation, debt-free balance sheet, sustained levels of profitability and confidence in our long-term strategy,” said Farooq Kathwari, Ethan Allen’s Chairman, President and CEO. “We are focused on returning meaningful capital to shareholders while continuing to invest in our design centers, technology, marketing and manufacturing, and in the talent that differentiates Ethan Allen.”

A STRONG FOUNDATION

Founded in 1932, Ethan Allen is rooted in its core values of quality, craftsmanship and personal service—values that have enabled the Company to navigate many economic and housing cycles. Through constant reinvention, including its evolution from a wholesale dealer business to a retail network, Ethan Allen has remained profitable each year since going public in 1993 and has built a differentiated enterprise supported by strong margins, disciplined management and consistent cash dividends. Vertically integrated from retail to manufacturing to logistics, the Company continues to craft 75% of its furniture in eleven North American manufacturing plants, supporting jobs, strengthening its supply chain and investing in quality.

The Company operates 171 Ethan Allen retail design centers in North America, including 141 Company-operated locations and 30 independently owned and operated locations. Its network of more than 500 interior design professionals provides complimentary interior design service to clients, strengthening Ethan Allen’s relationship-based model and differentiating the Company from purely transactional furniture retailers. This interior designer-led strategy typically produces higher average order values, repeat purchasing behavior, and increased visibility into future projects. The Company also operates a robust logistics network, including three distribution centers and 17 home delivery centers.

DISCIPLINED GROWTH

The Board and management recognize that tomorrow’s shareholder value is built on today’s disciplined growth. Ethan Allen’s iconic brand is one of the Company’s greatest strengths, and the Company is focused on preserving the quality, craftsmanship and personal service that define the brand while pursuing initiatives designed to create significant and lasting shareholder value.

During fiscal 2026, despite a challenging demand environment, the Company reported a consolidated gross margin of 61.2% and an operating margin of 7.8%, generated $52 million of cash from operating activities and paid $46 million in cash dividends. Ethan Allen maintained a debt-free balance sheet while investing in the business and returning value to shareholders, including the repurchase of 250,000 shares during the recently completed fourth quarter of fiscal 2026.

Disciplined growth also requires efficient and effective investments, including capital expenditures for new retail design centers, additional manufacturing equipment and investments in technology. In the last five years, the Company has invested more than $59 million back into its business in the form of capital expenditures, including $11 million during fiscal 2026. The Company has also further invested in product development as Ethan Allen's assortment has nearly doubled over the past five years, driven by substantial growth in Home Accents, Lighting, Outdoor, Area Rugs and expanded customization across Upholstery and Case Goods collections.

MARKETING

Ethan Allen’s marketing strategy reinforces the Company’s core brand values of quality, craftsmanship, personal service, technology and social responsibility. The brand story is centered on the Company’s enduring design philosophy: Classics with a Modern Perspective.

In each of the past two years, the Company increased its marketing spend by 13%, with investments across digital channels, including paid search and paid social, to support customer acquisition, client engagement and retention. In August 2026, the Company introduced an offer for additional savings of up to 25%, designed to drive traffic, generate incremental revenue and expand brand reach. Ethan Allen has also lined up some exciting new partnerships and campaigns with key partners, which will be launching soon, each designed to expand brand reach and introduce Ethan Allen to additional consumers.

The Company’s marketing investments are disciplined and multi-faceted, with continued focus on enhancing digital footprint, strengthening brand awareness and positioning, and creating a more seamless connection between online engagement and in-design-center client experiences. While Ethan Allen maintains an omnichannel strategy, transactions initiated through relationships between clients and Ethan Allen designers remain higher on average than online transactions and continue to be a foundation for repeat business and long-term client relationships.

THE PATH FORWARD

As fiscal 2027 gets underway, Ethan Allen’s Board and management team remain focused on executing a disciplined plan to drive long-term shareholder value. The Company is scaling its marketing and digital capabilities, while expanding its retail network, including five new design centers expected to open in the near-term. Recent product introductions that reflect Ethan Allen’s Classics with a Modern Perspective design philosophy are gaining traction with clients, reinforcing the Company’s strategy of pairing timeless design with relevant, contemporary offerings. The Company will also continue to invest in and strengthen key areas of its vertically integrated enterprise, including talent, product offerings, technology, manufacturing, logistics and social responsibility.

ABOUT ETHAN ALLEN

Ethan Allen (NYSE: ETD) is a leading interior design destination combining state-of-the-art technology with personal service. Ethan Allen design centers, which represent a mix of Company-operated and independent licensee locations, offer complimentary interior design service and sell a full range of home furnishings, including custom furniture and artisan-crafted accents for every room in the home. Vertically integrated from product design through logistics, the Company manufactures about 75% of its custom-crafted furniture in its own North American manufacturing facilities and has been recognized for product quality and craftsmanship since 1932. Learn more at www.ethanallen.com and follow Ethan Allen on Facebook, Instagram, and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s planned payment of the special cash dividend, the Company’s capital allocation strategy and financial position, the Company’s plan to open new retail design centers and the timing thereof, the launch by the Company of marketing programs and brand partnerships, the Company’s product development and expected capital expenditures, and the Company’s expectation to continue to engage constructively with its shareholders. These statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to, the risks and uncertainties disclosed in Part I, Item 1A. Risk Factors, in the Company’s 2025 Annual Report on Form 10-K and other factors identified in its reports filed with the Securities and Exchange Commission (the “SEC”), available on the SEC's website at www.sec.gov. Ethan Allen undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Additional Information and Where to Find It

The Company intends to file a proxy statement and BLUE proxy card with the SEC in connection with its solicitation of proxies for its 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”). THE COMPANY'S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING BLUE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC's website at www.sec.gov.

Participants in the Solicitation

M. Farooq Kathwari; Maria Eugenia Casar; David M. Sable; Tara I. Stacom; and Cynthia Ekberg Tsai are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934) in the solicitation of proxies from the Company's stockholders in connection with the matters to be considered at the 2026 Annual Meeting. Information about the compensation of the Company's non-employee Directors is set forth in the section titled “Director Compensation” in the Company's definitive proxy statement filed with the SEC on September 26, 2025 (the “2025 Proxy Statement”), at page 16, and is available here. Information about the compensation of Mr. Kathwari is set forth in the section titled “Compensation Discussion and Analysis” and the related Compensation Tables in the 2025 Proxy Statement at page 31 and is available here. Information regarding the participants' holdings of the Company's securities can be found in the section titled “Security Ownership” in the 2025 Proxy Statement, at page 42, and is available here. Additional updates to certain participants' holdings following the date of the 2025 Proxy Statement have been reflected in their subsequent Section 16 filings (Forms 3, 4 and 5), which are available on the SEC's website at www.sec.gov or on the Company's website at https://ir.ethanallen.com/sec-filings/section-16-filings.

Such filings are available on the Company's website at https://ir.ethanallen.com/sec-filings or through the SEC's website via the links referenced above. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company's proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2026 Annual Meeting.

Investor Relations Contact:

IR@ethanallen.com